Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Take-Two Interactive Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, issuable upon exercise or settlement of stock options or restricted stock units, respectively, assumed under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan	457(c) and 457(h)	5,923,235 (2)	$124.33(3)	$736,435,807.55 (3)	$0.0000927	$68,267.60

Equity	Common Stock, par value $0.01 per share		9,445,265 (4)	$124.33 (5)	$1,174,329,797.45 (5)	$0.0000927	$108,860.37

Total Offering Amounts				15,368,500	$1,910,765,605.00	$0.0000927	$177,127.97

Total Fee Offsets							$0.00

Net Fees Due							$177,127.97

(1)

In addition to the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Take-Two Interactive Software, Inc. (the “Company” or “Registrant”) stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents the number of shares of Common Stock issuable upon exercise or settlement of stock options or restricted stock units, respectively, granted under the Zynga Inc. 2007 Equity Incentive Plan, as amended and restated (the “2007 Plan”), and the Zynga Inc. 2011 Equity Incentive Plan, as amended and restated (the “2011 Plan,” and together with the 2007 Plan, the “Zynga Plans”), which awards were assumed by the Registrant on May 23, 2023 and converted into stock options and restricted stock units of the Registrant as “Substitute Awards” under the Plan, in accordance with, and subject to the terms and conditions of, Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), in connection with the acquisition (the “Combination”) of Zynga Inc. pursuant to an Agreement and Plan of Merger, dated January 9, 2022, by and among the Registrant, Zebra MS I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Registrant, Zebra MS II, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Zynga Inc.

(3)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The NASDAQ Global Select Market on June 1, 2022.

(4)

In connection with the Combination, the Registrant has assumed the shares that remained available for future awards under the 2011 Plan and converted such shares into 9,445,265 shares of Common Stock that may be issued pursuant to future awards granted under the Plan in accordance with, and subject to the terms and conditions of, Rule 5635(c).

(5)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The NASDAQ Global Select Market on June 1, 2022.

Table 2: Fee Offset Claims and Sources

N/A